Exhibit 99.1

FREEDOM BROADCASTING, INC.

CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2011

(DOLLARS IN THOUSANDS)

Operating Revenue:
Advertising	$80,693
Other	9,119
Total operating revenue	89,812

Operating Expenses:
Payroll and benefits	31,555
Programming	12,882
Depreciation expense	5,807
Amortization of intangibles	4,572
Other operating	11,914
Total operating expenses	66,730

Operating Income	23,082

Other Expenses	375

Income Before Income Taxes	22,707

Income Taxes	9,044

Net Income	$13,663

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2011

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Assets

Current Assets:
Cash	$477
Receivables (less allowance for doubtful accounts of $187)	18,635
Current portion of program contract costs	413
Deferred income taxes - net	222
Prepaid expenses and other current assets	643
Total current assets	20,390

Program Contract Costs, Net of Current Portion	312

Property, Plant and Equipment - net	42,086

Goodwill and Other Intangible Assets - net
Goodwill	45,223
Other intangible assets (including FCC licenses)	85,737
130,960

Other Assets	946

Total Assets	$194,694

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2011

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Liabilities and Stockholder’s Equity

Current Liabilities:
Accounts payable	$146
Salaries, wages and employee benefits	1,863
Current portion of program contracts payable	289
Other accrued liabilities	3,178
Total current liabilities	5,476

Long-term Liabilities:
Program contracts payable - net of current portion	489
Deferred income taxes - net	36,289
Total long-term liabilities	36,778

Commitments and Contingencies (Note 11)

Stockholder’s Equity
Preferred stock: $.01 par value, 500 shares authorized, no shares issued and outstanding	—
Common stock: $.01 par value; 1,000 shares authorized, 100 shares issued and outstanding	—
Additional paid-in capital	—
Retained earnings	152,440

Total Liabilities and Stockholder’s Equity	$194,694

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2011

(DOLLARS IN THOUSANDS)

	Common	Additional
	Stock	Paid-In	Retained
	Amount (1)	Capital (1)	Earnings	Total

December 31, 2010	$—	$—	$164,527	$164,527

Net income	—	—	13,663	13,663
Distributions to Parent Company - net	—	—	(25,750)	(25,750)

December 31, 2011	$—	$—	$152,440	$152,440

(1) The total par value and additional paid-in capital of Freedom Broadcasting, Inc. common stock is $100 dollars.

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2011

(DOLLARS IN THOUSANDS)

Cash Flows - Operating Activities
Net income	$13,663
Reconciliation of net income to net cash provided by operations:
Depreciation and amortization	10,379
Amortization of programming contract costs	415
Provision for doubtful accounts	164
Deferred income taxes	2,052
Other	12
Changes in assets and liabilities:
Receivables	1,334
Prepaid expenses and other assets	195
Accounts payable	(100)
Accrued liabilities and other long-term liabilities	(1,544)
Payments on program contracts payable	(293)
Net cash provided by operating activities	26,277

Cash Flows - Investing Activities
Capital expenditures	(647)
Other	(73)

Net cash used for investing activities	(720)

Cash Flows - Financing Activities
Distributions to Parent Company - net	(25,750)

Net cash used for financing activities	(25,750)

Net Decrease in Cash	(193)

Cash at Beginning of Year	670

Cash at End of Year	$477

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Freedom Broadcasting, Inc. (the “Company”) includes wholly owned subsidiaries and operations of the broadcast television business owned by Freedom Communications, Inc. (“Freedom” or the “Parent Company”).

The Company consists of eight television stations that operate in seven markets.  The Company includes the following network affiliations: CBS (5 stations), ABC (2 stations) and The CW (1 station).  In addition, certain stations broadcast programming on second digital signals through affiliation arrangements with The CW and This TV networks.

Revenue for the broadcast television stations consist of advertising, with additional sources of revenue from video production, retransmission consent fees and online products.

2. BASIS OF PRESENTATION

On November 1, 2011, Freedom entered into a definitive agreement to sell the assets of the Company to a subsidiary of Sinclair Broadcast Group, Inc. (“Sinclair”).  Sinclair started providing television management services on December 1, 2011 under a sub-local marketing agreement.  The sale closed on April 1, 2012.  See further discussion in Note 5.

Prior to the sale transaction, Freedom had not accounted for the Company as, and the Company has not been operated as, a stand-alone company for the period presented.  The Company’s 2011 financial statements have been “carved out” from Freedom’s consolidated financial statements and reflect assumptions and allocations made by Freedom.  The consolidated financial statements do not fully reflect what the Company’s financial position, results of operations and cash flows would have been had the Company been operating as a stand-alone company during 2011.  As a result, the 2011 financial information is not necessarily indicative of what the Company’s financial position, results of operations and cash flows will be in the future.

The Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) using Freedom’s historical basis in the assets and liabilities of the business.  The Company’s consolidated financial statements include allocations of corporate expenses from Freedom, which in the opinion of management are reasonable (see further discussion in Note 4).  All such costs and expenses have been deemed to have been paid by the Company to Freedom in the period in which the costs were recorded.  Current income taxes are deemed to have been remitted, in cash, to Freedom in the period the related income taxes were recorded.  Amounts due to or from Freedom, consisting of a variety of intercompany transactions, have been reflected as distributions to Freedom within stockholder’s equity.  Such transactions include the allocation of corporate expenses, the deemed remittance of current income taxes payable, the collection of trade receivables, payment of accounts payable, the payment of payroll and employee benefits and charges for various insurance programs.  All intercompany transactions between and among the Company have been eliminated.

For the year ended December 31, 2011, the Company has evaluated subsequent events for potential recognition and disclosure through June 8, 2012, the date of the consolidated financial statements issuance.

3. SIGNIFICANT ACCOUNTING POLICIES

Use of estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  The most significant management estimates relate to the allowance for doubtful accounts, assumptions underlying workers’ compensation, pension and health and welfare costs, deferred income taxes, estimated useful lives and estimates of fair value supporting recoverability of long-lived assets. Estimates are inherently subjective in nature and involve uncertainty and significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates used in the preparation of these financial statements. Actual results could differ from those estimates.

Revenue recognition — Total revenue includes:  (1) cash and barter advertising revenue, net of agency commissions; (2) retransmission consent fees; and (3) other broadcast revenue.

Advertising revenue, net of agency commissions, is recognized in the period during which time spots are aired. Retransmission consent fees are recognized per contract-defined rates based on the number of subscribers receiving the signals during the respective period. All other revenue is recognized as the product or service is provided.

Cash — As noted in Note 4, the Company has historically participated in Freedom’s cash management system and has limited amounts of cash in its cash accounts.

Accounts receivable — Accounts receivable principally consists of trade receivables from customers.  The Company regularly assesses the collectability of accounts receivable through periodic review of specifically identified accounts and historical collection experience.  Account balances are charged to the allowance for doubtful accounts when the Company believes it is probable that an account will not be recovered.

Concentration of credit risk — Financial instruments that subject the Company to concentration of credit risk consist of accounts receivable.

Property, plant and equipment — The cost of property, plant and equipment is depreciated and amortized using principally the straight-line method over the estimated useful lives of the assets.  The estimated useful lives for major asset categories are as follows:

Buildings and improvements	10 -15 years
Furniture, fixtures, and equipment	3 -10 years
Machinery and equipment	5 -10 years

Property, plant and equipment assets are tested for impairment if certain circumstances indicate that a possible impairment may exist. These assets are tested at the asset group level associated with the lowest level of cash flows. An impairment exists if the carrying value of the asset (1) is not recoverable (the carrying value of the asset is greater than the sum of undiscounted cash flows) and (2) is greater than its fair value.

Programming — The Company has agreements with distributors for the rights to television programming over contract periods, which generally run from one to seven years.  Contract payments are made in installments over terms that are generally equal to or shorter than the contract period.  Pursuant to accounting guidance for the broadcasting industry, an asset and liability for the rights acquired and obligations incurred under these agreements are reported on the balance sheets when the cost of each program is known or reasonably determinable and the program is available for its first showing or telecast.  The Company records the total payments due under the contract as an asset and liability and does not discount the payments. The portion of program contracts which become payable within one year is reflected as a current liability in the accompanying consolidated balance sheet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These programming rights are reflected in the accompanying consolidated balance sheet at the lower of unamortized cost or estimated net realizable value.  Estimated net realizable values are based on management’s expectation of future advertising revenue, net of commissions, to be generated by the program material.  With the exception of one-year contracts, amortization of multi-year program contract costs is computed using an accelerated method or based on usage, whichever method results in the earliest recognition of amortization for each program.  Program contract costs are expensed on a straight-line basis for one-year contracts.  Program contract costs estimated by management to be amortized within one year are classified as a current asset within the accompanying consolidated balance sheet.  Payments of program contract liabilities are typically made on a scheduled basis and are not affected by adjustments for amortization or estimated net realizable value.

Barter and Trade Arrangements — Certain program contracts provide for the exchange of advertising airtime in lieu of cash payments for the rights to such programming.  The value of the barter advertising spots included in programming is recorded when aired at the estimated fair value of cash advertising spots airing during similar time periods.  A corresponding barter expense is recorded at the same amount as barter revenue, which represents the cost of the barter programming airing during the period.  Barter revenue and expense for the year ended December 31, 2011 totaled $2.8 million.

The Company also broadcasts certain customers’ advertising in exchange for merchandise and services.  The estimated fair value of the merchandise or services received is recorded as deferred trade costs and the corresponding obligation to broadcast advertising is recorded as deferred trade revenue.  The deferred trade costs are expensed or capitalized as they are used, consumed or received.  Deferred trade revenue is recognized as the related advertising is aired.

Long-lived assets — The Company evaluates whether there has been an impairment of goodwill or indefinite-lived intangible assets on an annual basis or in an interim period if certain circumstances indicate that a possible impairment may exist. The Company’s impairment testing date is October 1. All other long-lived assets are tested for impairment if certain circumstances indicate that a possible impairment exists.

The Company tests for goodwill impairment at the reporting unit level, which is the Company. The Company first performs a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. The result of this assessment determines whether it is necessary to perform the goodwill impairment two-step test.

If it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the first step of the test is performed to compare the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is calculated primarily using the projected future cash flows discounted at a rate commensurate with the risk involved. The Company also considers recent purchase prices paid for entities as well as public market valuations for entities within its industry in the final determination of fair value of the reporting units. If the fair value exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. In the second step, the implied fair value of the reporting unit’s goodwill is compared with the carrying amount of that goodwill. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill.

The discounted cash flow analysis incorporates various judgments, estimates and assumptions, many of which are interdependent, about future revenues, operating margins, growth rates, capital expenditures, working capital and discount rates. The starting point for the assumptions used in the discounted cash

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

flow analysis is the Company’s annual long-range financial forecast. The annual planning process that is undertaken to prepare the long-range financial forecast takes into consideration a multitude of factors, including historical growth rates and operating performance, related industry trends, macroeconomic conditions and marketplace data, among others. Assumptions are also made for perpetual growth rates for periods beyond the long-range financial forecast period. The estimates of fair value are sensitive to changes in all of these variables, certain of which relate to broader macroeconomic conditions outside the Company’s control.

Indefinite-lived intangible assets are tested for impairment at the asset level by comparing the fair value of the asset with its carrying amount. Fair value is determined using various valuation methodologies based on the type of asset. If the carrying amount exceeds the fair value, an impairment loss would be recognized in an amount equal to the excess of the carrying amount of the asset over the fair value of the asset.

Definite-lived intangible assets and property, plant and equipment assets are tested for impairment if certain circumstances indicate that a possible impairment may exist. These assets are tested at the asset group level associated with the lowest level of cash flows. An impairment exists if the carrying value of the asset (1) is not recoverable (the carrying value of the asset is greater than the sum of undiscounted cash flows) and (2) is greater than its fair value.

The significant estimates and assumptions used by management in assessing the recoverability of goodwill, other intangible assets acquired and other long-lived assets are estimated future cash flows, discount rates, growth rates, as well as other factors. Any changes in these estimates or assumptions could result in an impairment charge. The estimates, based on reasonable and supportable assumptions and projections, require management’s subjective judgment. Depending on the assumptions and estimates used, the estimated results of the impairment tests can vary within a range of outcomes.

In addition to annual testing, management uses certain indicators to evaluate whether the carrying values of its long-lived assets may not be recoverable and an interim impairment test may be required.  These indicators include (1) current-period operating or cash flow declines combined with a history of operating or cash flow declines or a projection/forecast that demonstrates continuing declines in the cash flow or the inability to improve its operations to forecasted levels and (2) a significant adverse change in the business climate, whether structural or technological. Management has applied what it believes to be the most appropriate valuation methodology for its impairment testing (see Notes 6 and 7).

Income taxes — The Company is included in Freedom’s consolidated tax returns in various jurisdictions and accounts for income taxes under the separate return method.  Under this approach, the Company determines its current tax liability and deferred tax assets and liabilities as if it were filing separate tax returns (see Note 8).

The Company recognizes deferred tax assets and liabilities based on the differences between financial statement carrying amounts and the tax bases of assets and liabilities.  The Company provides valuation allowances for deferred tax assets if it determines, based on the weight of all available evidence, that it is more likely than not that some or all of the deferred tax assets will not be realized.  Management periodically performs a comprehensive review of the Company’s tax positions and, if appropriate, accrues amounts for tax contingencies.  Any such accruals are adjusted in accordance with income tax accounting guidance based on these reviews, the status of ongoing audits and the expiration of applicable statute of limitations.

Litigation — In the normal course of business, the Company is involved in legal proceedings.  The Company accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated.  When only a range of possible loss can be established, the most

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

probable amount in the range is accrued.  If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued.

Other accumulated comprehensive income — The Company has no components of other comprehensive income.

Recent accounting standards — In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards” (ASU 2011-04). This update amends Accounting Standards Codification (“ASC”) 820, “Fair Value Measurement and Disclosure.” ASU 2011-04 clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. ASU 2011-04 is effective for annual reporting periods beginning on or after December 15, 2011, which means that it will be effective for the Company’s December 31, 2012 consolidated financial statements. The new guidance is to be adopted prospectively and early adoption is not permitted. The adoption of ASU 2011-04 will not have a material impact on the Company’s financial position or results of operations.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (ASU 2011-08). Under ASU 2011-08, a company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the entity determines that this threshold is not met, then performing the two-step impairment test is unnecessary. ASU 2011-08 is effective for interim and annual impairment tests performed for fiscal years beginning after December 15, 2011; however, early adoption is permitted. The Company adopted ASU 2011-08 for its fiscal year ended December 31, 2011.

4.  RELATED-PARTY TRANSACTIONS

These financial statements reflect allocated expenses associated with centralized Freedom support functions including: legal, accounting, tax, treasury, internal audit, information technology, human resources and other services.  The costs associated with these functions generally include payroll and benefit costs as well as related overhead costs.  Certain oversight costs, such as for the chief executive officer, the chief financial officer and the controller functions have not been allocated as the Company has its own president, chief financial officer and controller.  Other costs allocated to the Company include amounts for office facilities, corporate insurance coverage and medical, pension and other health plan costs attributed to the Company’s employees participating in Freedom sponsored plans.  Allocations are based on a number of utilization measures including headcount, square footage and proportionate effort.  Where determinations based on utilization are impracticable, Freedom uses other methods and criteria such as revenue that are believed to be reasonable estimates of costs attributable to the Company.  All such amounts have been deemed to have been paid by the Company to Freedom in the period in which the costs were recorded.

Central treasury activities include the credit and collection function, investment of surplus cash and the issuance and repayment of third-party debt.  All Freedom funding to the Company since inception has been accounted for as capital contributions from Freedom and all cash remittances from the Company to Freedom have been accounted for as distributions to Freedom.  Accordingly, no debt or related interest charges from Freedom are reflected in these consolidated financial statements.  For the year ended December 31, 2011, the Company had significant net positive cash flow, which has been recorded as distributions to Parent Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  LOCAL MARKETING AGREEMENT

On November 1, 2011, Freedom entered into a definitive agreement to sell the assets of its broadcast properties to a subsidiary of Sinclair.  Included in these broadcast assets are the FCC licenses held by a trust established as a result of Freedom’s emergence from bankruptcy.  The Company has been operating the stations pursuant to several local marketing agreements with the trust since April 30, 2010.  Effective December 1, 2011, Sinclair started providing television management services through a sub-local marketing agreement (“LMA”).  The term of the LMA was three years, subject to a three-year extension at Sinclair’s option.  The sale closed on April 1, 2012 and the LMA was terminated.

Upon commencement of the LMA, Sinclair hired substantially all of the employees of the Company’s broadcast television stations, and began providing the programming for the stations, collecting the advertising and other revenue of the stations and paying the expenses of the stations.  Pursuant to the LMA, the Company was entitled to all of the stations’ broadcast cash flow (“BCF”) (as defined in the LMA), plus a fixed fee associated with retransmission fee revenue (“Adjusted BCF”). Additionally, Sinclair provided certain guarantees with respect to the financial performance of the stations, whereby the Company was entitled to earn a minimum amount of Adjusted BCF. If actual Adjusted BCF was below the stated monthly minimums on a cumulative basis over the term of the LMA, Sinclair would absorb this deficit. For the month of December 2011, Adjusted BCF for the stations exceeded the stated minimum of $3.6 million by $0.5 million. This excess was recorded as a liability as of December 31, 2011, as subsequent shortfalls could offset this amount over the remaining term of the LMA.

Based on the terms of the LMA, the stations as a group are a variable interest entity (VIE).  The Company is the primary beneficiary of the VIE because the Company, as the sole equity holder, has the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE.  As the Company still retains a controlling financial interest in the net assets of the stations through the period under the LMA, the net assets have not been derecognized.  Revenue of $7.5 million from the stations operated by Sinclair under the LMA has been included in the financial statements as the Company is considered the primary obligator associated with such transactions.  As of December 31, 2011, accounts receivable includes $6.6 million of customer accounts receivable related to revenue subsequent to the commencement of the LMA that will be collected by Sinclair.  Operating expenses include $3.9 million related to expenses of Sinclair pursuant to the LMA.  As of December 31, 2011, the financial statements include $3.1 million of liabilities related to operating expenses to be paid by Sinclair and related amounts due to Sinclair under the LMA.

6. GOODWILL AND OTHER INTANGIBLE ASSETS

As a result of its annual impairment testing, the Company concluded no impairment was incurred during 2011 related to goodwill and there were no other additions during the year. See further discussion in Notes 3 and 13.

Included in the Company’s consolidated balance sheet are other definite-lived and indefinite-lived intangible assets.  Such assets as of December 31, 2011 were as follows (dollars in thousands):

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Weighted-Average		Accumulated	Net
	Life (in years)	Cost	Amortization	Book Value

Definite-lived intangible assets:
By major class
Retransmission agreements	7	$19,186	$5,397	$13,789
Income leases	5	1,865	1,032	833
Advertiser contracts	< 1	1,345	1,345	—
Advertiser relationships	9	1,966	411	1,555
Other	1	1,022	835	187
Total		$25,384	$9,020	16,364
Indefinite-lived intangible assets:
By major class
FCC licenses and network affiliation agreements				69,354
Trademarks, trade names and domain names				19
Total				69,373

Total other intangible assets				$85,737

As a result of its annual impairment testing, the Company concluded no impairment losses were incurred during 2011 related to other intangible assets. See further discussion in Notes 3 and 13.

The amortization expense of definite-lived intangible assets for the year ended December 31, 2011 was $4.6 million.  The following table shows the estimated annual amortization expense of definite-lived intangible assets for the next five years (dollars in thousands):

2012	$4,082
2013	3,746
2014	2,979
2015	1,782
2016	1,464

7. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31, 2011 consists of the following (dollars in thousands):

Land	$7,719
Buildings and improvements	14,683
Furniture, fixtures and equipment	2,567
Machinery and equipment	26,323
Capital projects in process	175
Total	51,467
Accumulated depreciation	(9,381)
Property, plant and equipment - net	$42,086

Depreciation expense for the year ended December 31, 2011 totaled $5.8 million.

As a result of its annual impairment testing, the Company concluded no impairment losses were incurred during 2011 related to property, plant and equipment. See further discussion in Notes 3 and 13.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. INCOME TAXES

Income taxes for the year ended December 31, 2011 are summarized as follows (dollars in thousands):

Current:
Federal	$5,514
State and local	1,478
Total	6,992

Deferred:
Federal	1,868
State and local	184
Total	2,052

Income tax expense	$9,044

The effective tax rate and the statutory federal income tax rate for the year ended December 31, 2011 are reconciled as follows:

Statutory rate	35%
State taxes - net of federal taxes	5
Effective rate	40%

Significant temporary differences giving rise to deferred tax assets and liabilities as of December 31, 2011 are as follows (dollars in thousands):

	Current	Noncurrent
Employee benefits	$159	$622
Asset impairment	—	58,573
Accruals not currently deductible	75	—
Loss carry forwards	—	102
Other assets	21	96
Deferred tax assets	255	59,393
Valuation allowance	(2)	(40)
Deferred tax assets - net	253	59,353

Depreciation and amortization	—	(95,642)
Other liabilities	(31)	—
Deferred tax liabilities	(31)	(95,642)

Net deferred tax assets (liabilities)	$222	$(36,289)

Income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax assets and liabilities, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes.  Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

rates in the period of change. Income taxes have been computed under the separate return method and current income taxes are deemed to have been remitted, in cash, to Freedom in the period the related income taxes were recorded.

As of December 31, 2011, the Company had state net operating loss carry forwards of $1.0 million, which begin to expire in 2021.

The Company assesses all available positive and negative evidence to evaluate the realizability of the Company’s deferred tax assets.  The Company is required to evaluate the recoverability of its deferred tax assets at each reporting period. Changing facts and circumstances in future reporting periods may result in additional valuation allowances being recorded in those periods.  The Company has maintained a valuation allowance of less than $0.1 million as of December 31, 2011 related to certain state deferred tax assets that the Company has determined are not more likely than not to be realized within the carryover period.  Deferred tax liabilities associated with land, goodwill and certain non-amortizable intangibles cannot be considered a source of taxable income to support the realization of deferred tax assets because these deferred tax liabilities will not reverse until some indefinite future period.

The Company has analyzed its filing positions in all significant jurisdictions where it is required to file income tax returns for the open tax years in such jurisdictions.  The Company’s federal income tax returns for the years subsequent to December 31, 2007 remain subject to examination.  The Company’s income tax returns for significant state income tax jurisdictions remain subject to examination for various periods subsequent to December 31, 2006.  The Company believes that all significant filing positions are highly certain and that, more likely than not, all of its significant income tax filing positions and deductions will be sustained.

9. PROGRAM CONTRACTS PAYABLE

Future payments required under program contracts as of December 31, 2011 were as follows (dollars in thousands):

2012	$289
2013	225
2014	201
2015	63
Total	778
Less current portion	(289)
Long-term portion	$489

10. SUPPLEMENTAL CASH FLOW INFORMATION

The Company is deemed to have paid income taxes of $7.0 million during the year ended December 31, 2011.

The right to certain broadcast television programming is recorded net of accumulated amortization in the accompanying consolidated balance sheet.  The Company incurred $0.4 million of program contracts payable in exchange for such program rights during the year ended December 31, 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. COMMITMENTS AND CONTINGENCIES

Commitments

The Company has entered into agreements with distributors for the future rights to certain broadcast programming.  The undiscounted contractual obligation is recorded when such programming is available for broadcast, based on the expected settlement date (see Note 13).  Amounts associated with commitments for future rights to broadcast programming as of December 31, 2011 were as follows (dollars in thousands):

2012	$3,855
2013	3,505
2014	1,964
2015	273
Total	$9,597

The Company has entered into operating leases for certain property and equipment under terms ranging from 1 to 100 years.  Rent expense under these leases, as well as certain leases under month-to-month arrangements, was $0.5 million for the year ended December 31, 2011.

Future minimum payments under such leases as of December 31, 2011 were as follows (dollars in thousands):

2012	$403
2013	182
2014	89
2015	24
2016	8
Thereafter	191
Total	$897

Contingencies

The Company is a party to lawsuits and claims from time to time in the ordinary course of business.  In the opinion of management, the resolution of these matters will not have a material effect on the consolidated financial position or results of operations.

The Company participates in Freedom’s general insurance program for certain insurance coverage, such as physical loss to property, business interruptions resulting from such loss, media professional liability, as well as risks relating to commercial general liability, auto liability and workers’ compensation.  Freedom charges the Company for their estimated cost of the above coverage, determined based upon actual losses, headcount, asset value and usage.  Total charges for the year ended December 31, 2011 were $0.8 million.  All assets and/or liabilities associated with these programs are recorded on Freedom’s books.

The Company also participates in Freedom’s health and welfare benefit programs.  Coverage includes medical, dental, vision, long-term disability, life and accident, death and disability insurance.  Freedom charges the Company for their estimated cost of the above coverage, determined by actual premiums or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

“implied” premiums as determined by Freedom. Total charges for the year ended December 31, 2011 were $1.7 million.  All liabilities associated with these programs are recorded on Freedom’s books.

The Company’s operations include the following primary network affiliations: CBS (5 stations), ABC (2 stations) and The CW (1 station).  The networks produce and distribute programming in exchange for each station’s commitment to air programming at specified times and for commercial announcement time during programming.  In addition, certain stations broadcast programming on second digital signals through affiliation arrangements with The CW and This TV networks.

The non-renewal or termination of any of these affiliation agreements would prevent the Company from being able to carry applicable programming.  This loss of programming would require the Company to obtain replacement programming, which may involve higher costs and which may not be as attractive to its target audiences, resulting in reduced revenue.  Upon termination of any of the above affiliation agreements, the Company would be required to establish new affiliation agreements with other parties or operate as an independent station.  At such time and if applicable, the remaining value of the Company could be impaired and require a write down of the assets to estimated fair value.

12. PENSION AND OTHER RETIREMENT PLANS

Freedom has defined benefit pension plans that provide qualified and non-qualified benefits to substantially all full-time Company employees who became employees on or before December 31, 2005. These pension plans provide benefits based on years of service and employee compensation levels.  Costs related to the defined benefit pension plans allocated to the Company totaled $0.3 million for the year ended December 31, 2011.

Freedom has a defined contribution plan that covers eligible salaried and hourly employees of the Company.  The plan allows participants to make contributions through salary deductions.  In addition, Freedom makes an automatic three percent annual contribution, based on eligible compensation, as well as fixed and variable matching contributions.  Costs related to the defined contribution plan totaled $0.8 million for the year ended December 31, 2011.

13.  FAIR VALUE MEASUREMENTS

Fair value is the price that would be received upon the sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date. The transaction would be in the principal or most advantageous market for the asset or liability, based on assumptions that a market participant would use in pricing the asset or liability.

The fair value hierarchy consists of three levels:

Level 1 — quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;

Level 2 — inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

Level 3 — unobservable inputs for the asset or liability.

Assets/Liabilities Measured and Recorded at Fair Value on a Recurring Basis

Cash primarily consists of bank deposits, money market funds and bank certificates of deposit. The fair value of cash equivalents is determined using quoted market prices for identical assets (Level 1 inputs).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assets Measured and Recorded at Fair Value on a Non-Recurring Basis

The Company’s non-financial assets, such as goodwill, other intangible assets and property, plant and equipment are only recorded at fair value if an impairment charge is recognized. In 2011, no impairment losses were recognized. The Company considers all of these measurements as Level 3 as unobservable inputs were used within the valuation methodologies that were significant to the fair value measurements and the valuations required management judgment due to the absence of quoted market prices.

Fair Value of Other Financial Instruments

Due to their short-term nature, the carrying amounts of certain financial instruments, including accounts receivable, accounts payable and accrued expenses, approximate their fair value.  The Company estimated the fair value of its program contracts payable based on discounting future cash flows at the assumed discount rate of 5.15 percent (the rate used by Freedom to estimate its qualified defined benefit pension obligation as of December 31, 2011) (Level 3 inputs).  Such values are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The carrying value and estimated fair value of the Company’s program contracts payable at December 31, 2011 were $0.8 million and $0.7 million, respectively.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder of

Freedom Broadcasting, Inc.

Irvine, California

We have audited the accompanying consolidated balance sheet of Freedom Broadcasting, Inc. and subsidiaries (the “Company”) as of December 31, 2011 and the related consolidated statements of income, stockholder’s equity and cash flows for the year ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2011, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
June 8, 2012